EXHIBIT 99

SCP Pool Corporation

Craig K. Hubbard

Chief Financial Officer

985.801.5117

SCP POOL CORPORATION ACQUIRES FORT WAYNE POOLS

ACQUISITION EXPANDS REACH OF SUPERIOR NETWORK

COVINGTON, La. (August 19, 2002) — SCP Pool Corporation (“SCP” or the “Company”) (Nasdaq/NM:POOL) today announced that it has completed the acquisition of Fort Wayne Pools, Inc. (“Fort Wayne”), a distributor and manufacturer of swimming pool equipment, parts and supplies.

The Fort Wayne distribution network currently encompasses 22 service centers in 16 states with estimated sales of $90 million. Fort Wayne is also a leading manufacturer of steel and polymer panels, steps and liners for swimming pools, which products are sold through both the Fort Wayne and other distributor networks. SCP expanded its borrowing capacity from $110 million to $150 million under its existing debt facility to facilitate this transaction.

“This transaction extends our established strategy of complementing the Company’s strong internal growth through the purchase of additional service centers. Fort Wayne, who is well respected in the industry, will expand the reach and market share of the Company’s Superior network enhancing our service capability to better serve the growing pool industry,” commented Manuel Perez de la Mesa, President and CEO.

SCP Pool Corporation is the world’s largest distributor of swimming pool supplies and related products. Through 199 service centers in North America and Europe, the Company distributes more than 63,000 national brand and private label products to over 34,000 customers. For more information, please visit the Company’s website at www.scppool.com.

This news release includes “forward-looking”statements that include risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in the Company’s 2001 Form 10-K filed with the Securities and Exchange Commission.